Filed Pursuant to Rules 424(b)(3) and 424(c)
                             Registration No. 333-43988


  FIFTH PROSPECTUS SUPPLEMENT DATED OCTOBER 24, 2000
       (to prospectus dated September 12, 2000)

                     $551,450,000
                        KOHL'S
Liquid Yield OptionT Notes (Zero Coupon - Subordinated) due 2020
                          and
The Common Stock Issuable Upon Conversion of the LYONs


        ADDITIONAL SELLING SECURITYHOLDERS (6)

     The following represents additional selling securityholders for the table on pages 26-34 of the prospectus dated September 12, 2000.

                           Principal
                           Amount at                Number of
                          Maturity of               Shares of
                             LYONs                   Common
                         Beneficially  Percentage     Stock       Percentage
                          Owned That    of LYONs     That May    Common Stock
 Name and Address         May Be Sold  Outstanding  Be Sold (1)  Outstanding (2)

Pilgrim Convertible Fund   $ 3,847,000      *          27,529         *
7337 E. Doubletree Ranch
 Road
Scottsdale, AZ 85258

GLG Market Neutral Fund    $20,000,000    3.63%       143,120         *
c/o GLG Partners
1 Broadgate, London
EC2M7HA

*Less than 1%.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of 7.156 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 329,669,427 shares of common stock outstanding as of May 26, 2000. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs.
     However, we did not assume the conversion of any other holder's LYONs.

(6) Total principal amount of selling securityholders listed is more than $551,450,000 because certain of the selling securityholders may have transferred
     LYONs pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of LYONs that may be sold under this prospectus will not exceed $551,450,000.